Exhibit 10.11

Unofficial English Translation

Plant Lease Agreement

Party A: Xinggu Economic Development Zone Administration Committee
Party B: Beijing Agritech Fertilizer Limited

Through the voluntary, equal and mutual negotiation, with regard to the matter that Party A leases Party B its legally owned land and plant, both parties agree as follows:

1.	The condition of the leasing plant and affiliated facilities:
(1)
The plant Party A leases to Party B is located in North side of Pinggu Street Xinggu economic development zone. The coverage of the plant building is 4931.27 square meters, including 3806.79 square meters of the plant, 934.04 square meters of the office (The actual coverage shall be measured on site and verified by both parties.)

2.           The term of the lease of the plant and the affiliated facilities:
(1)
Party A shall deliver the agreed land and plant to Party B after the agreement signed. The term of the lease starts from January 1, 2008 to January 01, 2013. The term of the lease is 5 years. The rent calculation date starts from the lease agreement date, Party B accepts them after examining and both parties sign the closing list. Upon the closing, Party A shall present the construction plan, compliance certificates of the fire safety from the competent agencies and other compliance certificates to guarantee the regular use for Party B, otherwise Party A shall compensate Party B its losses arising from the breach.

(2)
Upon the expiration of the term of the lease, Party A is entitled to take the leasing plant back. Party B shall return the leasing plant on schedule. In the event that Party B needs to renew the agreement, it shall submit a written request to Party A prior to the expiration. After Party A consents to the renewal, both parties shall sign a new lease agreement.

3.	Payment of the rent:
(1)
Both parties agree that the rent for the plant area is RMB 150/ square meter yearly. the sub-area is RMB 100/ square meter yearly. The total amount of the rent (the calculated rent) is RMB 664,000/ year, according to the friendly negotiation of both parties, the total amount of the rent (the actual rent) is RMB 650,000/ year. The rent shall be paid in two installations annually. Party B shall pay Party A RMB 325,000 of the first installation of the rent for the first year before January 01, 2008, and RMB 325,000 of the second installation shall be paid before July 01, 2008. Accordingly, the rest of the rent shall be paid on January 01 and July 01 annually, till the termination of the agreement.

(2)	The rent will remain the same during the first five years of the term, it shall be adjusted according the market price in the last five years of the term.

(3)	The yearly rent is paid entirely within one month prior to the expiration date of the rent period.

4.	Other expenses
(1)	During the term of the lease, the expenses of water, electricity, heating and phone bills shall be assumed by Party B based on the actual use.

5.	Under the circumstance that Party B shall not alter the general landscape and function of the plant, with the prior consent of Party A, Party B may partially alter, expand and improve the plant.

6.	During the term of the lease, Party A assumes the rights and obligations as follows:
(1)
With respect to the plant hereof, Party A has legal right to for the rental, and shall not create any mortgage or pledge on the plant or sell the plant during the term of the lease, and guarantee to deliver the building and equipment to Party B.

(2)	Party A shall provide Party B with assistance and solutions of all aspects with regard to its industrial and commercial registration, alteration of address and legal and administrative issues arising from the construction of the plant, the production and the operation.
(3)	Party A shall be responsible for the maintenance of the electric, water and heating systems under circumstance of the regular uses, and responsible for the relevant maintenance expenses. With respect to the maintenance of electric, water and heating systems under circumstance of the non-regular uses, Party A may still be responsible for the maintenance, provided that the maintenance expenses shall be assumed by Party B.
(4)	To prevent from affecting use of the plant hereof of Party B, Party A shall not alter the structure and usage of the adjacent buildings being leased to the third party.

7.	During the term of the lease, Party B assumes the rights and obligations as follows:

(1)	Party B shall contribute the capitals and import equipments in accordance with the laws and regulations related to foreign-invested enterprise.
(2)	Party B shall pay rents on time and prepare materials and fees for the procedures necessary for the construction.
(3)
In the event that Party B needs to install or use any equipment that will exceed the volume of water or electric meter, Party A shall be responsible for applying for increasing the volumes to the competent department. The relevant expenses with regard to the volume increase shall be assumed by Party B.

(4)
Party B shall conduct the construction and development in compliance with the relevant laws and regulations of the State, comply with the general plan of the Industrial Development Zone, abide by the management and coordination of Party A, and pay taxes in accordance with laws.

(5)	Any activities of the enterprise shall not damage interests of the State and the third party, otherwise Party B shall be responsible for the compensating the losses.
(6)
Party B warrants that the registration capital of the company will not be less than USD 8,000,000, the investment of tangible assets will not be less than RMB 20,000,000 in the year 2008, after starting the productions, the annual production value (the turnover) of the year 2008 will not be less than RMB 200,000,000, and the enterprise tax revenue shall not be less than RMB 5,000,000 at the end of the year 2008.

8.
On the start date of the lease, both parties shall inspect the building and equipments together, and sign and perform the plant delivery agreement. On the cancellation date of the lease, both parties shall inspect the building and equipments together, and sign and perform the plant return agreement.

9.
Either party shall perform its duties in accordance with this agreement. Any dispute arising from or in connection with this agreement or any unspecified matters shall be negotiated by both parties. In the event that both parties fail to reach an agreement, either party may submit the dispute to the Beijing Arbitration Commission.

10.
Any matter not specified in this agreement may be negotiated by both parties and sign a supplement to the agreement. The supplement and this agreement have the same legal effect and are equally binding to both parties.

11.	In the event that the natural disaster, the adjustment of the national policy and any other event of force majeure occur, both parties shall negotiate to reach an agreement.

12.	This agreement consists four original copies, Party A and Party B holds two respectively.

Lessor
Xinggu Economic Development Zone Administration Committee
Authorized Person

Lessee
Beijing Agritech Fertilizer Limited
Authorized Person
Location:

Date: